CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 13 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 15, 1999, relating to the financial statements and financial highlights appearing in the September 30, 1999 Annual Reports to Shareholders of Stein Roe Advisor Growth Stock Fund and Stein Roe Advisor Young Investor Fund, which are also incorporated by reference into the Registration Statement.
We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statement of Additional Information.


PRICEWATERHOUSECOOPERS LLP



PricewaterhouseCoopers LLP
Boston, Massachusetts
January 26, 2000